Exhibit 99.1

Press Release Dated July 22, 2015

NEWS RELEASE

July 22, 2015

Farmers Capital Bank Corporation Announces Second Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $3.5 million or $.44 per common share for the second quarter and $7.6 million or $.96 per common share for the first six months of 2015. Net income for the current quarter decreased $572 thousand or 14.0% compared with the current-year first quarter, which represents a decrease of $.07 per common share. Compared to their respective year ago periods, net income decreased $1.3 million or 27.4% for the current quarter and $618 thousand or 7.5% for the first six months. On a per common share basis, net income decreased $.13 or 22.8% when compared with the prior-year second quarter, but was up $.01 or 1.1% in the six-month comparison. The Company’s redemption of its preferred shares beginning in the second quarter of 2014 has positively impacted per common share earnings.

“We had several significant positive events occur during the quarter,” says Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “In early June, we redeemed the final 10,000 shares of our Series A preferred stock. This represents full payment of the 30,000 shares originally issued through the U.S. Treasury’s Capital Purchase Program. We also recently announced that the Company was added to the Russell 3000 Index effective June 26th. We believe our inclusion in the index indicates that the investment community recognizes our recent financial improvements and efforts to increase shareholder value.”

“Nonperforming assets also decreased during the quarter,” Mr. Hillard continues. “Each category showed improvement, led by a decrease in other real estate owned of $3.5 million or 11.7%. We experienced a modest increase in loans outstanding during the quarter. Loans are up $5.9 million, which represents the first quarterly increase since the third quarter of 2013.”

A summary of nonperforming assets follows for the periods indicated.

(In thousands)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Nonaccrual loans	$9,921	$11,113	$11,508	$15,530	$18,095
Loans 90 days or more past due and still accruing	-	2	-	-	-
Restructured loans	24,272	25,833	24,429	25,289	25,456
Total nonperforming loans	34,193	36,948	35,937	40,819	43,551

Other real estate owned	26,214	29,700	31,960	34,766	39,034
Other foreclosed assets	39	66	52	25	12
Total nonperforming assets	$60,446	$66,714	$67,949	$75,610	$82,597

Ratio of total nonperforming loans to total loans	3.7%	4.0%	3.9%	4.3%	4.5%
Ratio of total nonperforming assets to total assets	3.5	3.7	3.8	4.3	4.6

Farmers Capital Bank Corporation * Page 1 of 7

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at March 31, 2015	$11,113	$25,833	$29,700
Additions	1,048	530	-
Principal paydowns	(1,857)	(2,091)	-
Transfers to other real estate owned and other changes, net	(253)	-	269
Charge-offs/write-downs	(130)	-	(566)
Proceeds from sales	-	-	(3,124)
Net loss on sales	-	-	(65)
Balance at June 30, 2015	$9,921	$24,272	$26,214

Nonaccrual loans decreased $1.2 million or 10.7% during the quarter, driven mainly by principal payments received of $1.9 million. Principal paydowns include $756 thousand related to a single larger-balance credit secured by a real estate development project and $561 thousand for the payoff of a commercial real estate credit. One larger-balance commercial real estate credit in the amount of $429 thousand was added to nonaccrual loans during the quarter. Restructured loans decreased $1.6 million or 6.0% despite the addition of three smaller-balance credits totaling $530 thousand in the aggregate. Principal paydowns on restructured loans include the payoff of one larger-balance commercial real estate credit in the amount of $2.0 million.

Other real estate owned properties with an aggregate carrying value of $3.2 million were sold during the quarter with a related loss of $65 thousand. Property sales for the quarter include one larger-balance residential real estate development property sold for $1.9 million and related loss of $107 thousand.

The allowance for loan losses was $12.2 million or 1.31% of loans outstanding at June 30, 2015. At March 31, 2015 and December 31, 2014, the allowance for loan losses was $12.6 million or 1.36% and $14.0 million or 1.50% of loans outstanding, respectively. Net loan charge-offs were $143 thousand in the current three months compared with net recoveries of $182 thousand in the linked quarter. Net loan charge-offs as a percentage of outstanding loans were 0.02% for the current quarter compared with net recoveries of 0.02% for the linked quarter. Loans were $933 million at quarter-end, an increase of $5.9 million or 0.6% compared with $927 million for the linked quarter. The increase in loans marks the first quarterly increase since the third quarter of 2013.

Second Quarter 2015 Compared to First Quarter 2015

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Net income was $3.5 million or $.44 per common share for the first quarter of 2015, a decrease of $572 thousand or $.07 per common share compared to the linked quarter. The decrease in net income is primarily attributed to a lower credit to the provision for loan losses of $1.3 million, partially offset by an increase in net interest income of $570 thousand or 4.4%. Noninterest income and noninterest expense were relatively unchanged at $5.5 million and $14.5 million, respectively.

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The Company recorded a credit to the provision for loan losses of $264 thousand and $1.5 million for the current and linked quarter, respectively. Overall credit quality metrics, including net charge-offs, continued to trend positive. Watch list and substandard loans each declined during the quarter. Nonaccrual loans and restructured loans decreased $1.2 million or 10.7% and $1.6 million or 6.0%, respectively. Early stage delinquencies (loans which are past due between 30 to 89 days) were 0.16% of total loans, which remain near five-year lows.

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The $570 thousand increase in net interest income was driven by higher interest income of $501 thousand or 3.3% and lower interest expense of $69 thousand or 3.1%. Interest income on loans increased $655 thousand or 5.6%, boosted by accretion related to a loan purchased at a discount during the first quarter. Interest expense on deposits decreased $84 thousand or 10.2% in the comparison.

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Net interest margin was 3.40% for the current quarter, an increase of 13 basis points from 3.27% in the linked quarter. Net interest spread was 3.25% and 3.11% in the current and linked quarters, respectively. Overall cost of funds decreased two basis points to 0.67%. Net interest margin and spread for the current and linked quarter includes $361 thousand and $121 thousand, respectively, of accretion related to a loan purchased at a discount during the first quarter of 2015. Accretion was recognized over the contractual life of the purchased loan, which ended in June 2015. There is no further accretion to be recognized on this loan.

Farmers Capital Bank Corporation * Page 2 of 7

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Noninterest income was $5.5 million for the current quarter, up $67 thousand or 1.2% in the comparison. The most significant components that increased include higher overdraft fees of $100 thousand or 10.5% and higher interchange fees of $81 thousand or 11.1%, both of which are attributed to increased volume. The most significant decreases include lower allotment processing fees of $88 thousand or 7.4% and a decrease from net gains on the sale of investment securities of $75 thousand or 62.5%.

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Noninterest expenses were $14.5 million, unchanged from the linked quarter. The most significant decreases include lower salaries and employee benefits of $468 thousand or 5.6%. The decrease was driven by lower benefit expense of $328 thousand or 18.1%, primarily from a reduction in claims related to the Company’s self-funded health insurance plan.

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The most significant increase in noninterest expense includes higher expenses related to repossessed real estate of $681 thousand. The increase in repossessed real estate expenses was driven by impairment charges of $566 thousand for the current quarter, attributed primarily to two separate commercial real estate properties totaling $307 thousand in the aggregate. There were no impairment charges on repossessed real estate in the linked quarter.

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Income tax expense was $1.4 million for the current quarter, relatively unchanged from the linked quarter. The effective income tax rates were 28.1% and 25.6% for the current and linked quarter, respectively.

Second Quarter 2015 Compared to Second Quarter 2014

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Net income was $3.5 million for the second quarter of 2015, a decrease of $1.3 million or $.13 per common share compared to the second quarter of 2014. The decrease in net income is primarily attributed to a lower credit to the provision for loan losses of $1.1 million. Net interest income decreased $154 thousand or 1.1%. Noninterest income decreased $483 thousand or 8.1%. Noninterest expense increased $151 thousand or 1.1%.

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The Company recorded a credit to the provision for loan losses of $264 thousand and $1.4 million for the current and year-ago quarters, respectively. The credit to the provision reflects the overall improvements in the credit quality of the loan portfolio along with an increase in loans outstanding during the current quarter. Watch list and substandard loans have each declined from a year ago, with substandard loans experiencing a decrease of $18.9 million or 27.8%. Nonaccrual loans and restructured loans decreased $8.2 million or 45.2% and $1.2 million or 4.7%, respectively. Early stage delinquencies were 0.16% of total loans, down from 0.37% compared to a year ago and near five-year lows.

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The $154 thousand decrease in net interest income was driven by lower interest income of $610 thousand or 3.7%, partially offset by a decrease in interest expense of $456 thousand or 17.5%. Interest income on loans and investment securities decreased $305 thousand or 2.4% and $311 thousand or 8.6%, respectively. Interest expense on deposits decreased $367 thousand or 33.2% in the comparison.

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Net interest margin was 3.40% for the current quarter, down one basis point compared with 3.41% a year earlier. Net interest spread was unchanged at 3.25%. Overall cost of funds decreased 12 basis points to 0.67%. Net interest margin and spread for the current quarter includes $361 thousand of accretion related to a loan purchased at a discount during the first quarter of 2015. Accretion was recognized over the contractual life of the purchased loan, which ended in June 2015. There is no further accretion to be recognized.

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Noninterest income was $5.5 million for the current quarter, a decrease of $483 thousand or 8.1% compared to a year ago. The decrease in noninterest income is attributed mainly to the Company’s equity interest in three tax credit partnerships. The Company recorded income of $418 thousand related to these partnerships in the year-ago quarter compared to zero for the current year. The Company liquidated its interest in one of the partnerships during December 2014 and the carrying value of the remaining two is zero.

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Allotment processing fees were $1.1 million for the current quarter, a decrease of $172 thousand or 13.5% related to lower processing volume. The net gain on the sale of investment securities was $45 thousand in the current quarter compared to a net loss of $84 thousand a year earlier.

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Noninterest expenses were $14.5 million, an increase of $151 thousand or 1.1% in the comparison. The most significant increases include salaries and employee benefits of $510 thousand or 6.9%, followed by data processing and communication expense of $105 thousand or 10.8%. Salaries and related payroll taxes were up $353 thousand or 5.9%. Employee benefits increased $158 thousand or 11.9%, mainly due to claims activity related to the Company’s self-funded health insurance plan and an increase in the actuary-determined postretirement benefit expense. The increase in data processing and communication expense was led by higher telephone and automated teller expenses. Higher telephone expense reflects vendor rate increases that were effective at the beginning of the year. Automated teller expenses increased due to higher transaction volume.

Farmers Capital Bank Corporation * Page 3 of 7

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The most significant decrease to noninterest expense is attributed to lower expenses related to repossessed real estate of $212 thousand or 22.6%. The decrease in repossessed real estate expenses was driven by lower development, maintenance, and operating costs of $151 thousand and a smaller net loss on sales of $119 thousand.

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Income tax expense was $1.4 million, a decrease of $590 thousand compared to $2.0 million for the second quarter of 2014. The effective income tax rates were 28.1% and 28.9% for the current and year-ago quarters, respectively.

Six-month Comparison

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Net income was $7.6 million for the first six months of 2015, a decrease of $618 thousand or 7.5% compared to the first six months of 2014. On a per common share basis, net income was $.96, up $.01 or 1.1%. Per common share net income was positively impacted by the Company’s redemption of its outstanding preferred shares, which decreased preferred dividends. The preferred share redemptions took place in three separate transactions of 10,000 shares each, beginning in the second quarter of 2014 and concluding in June 2015.

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The decrease in net income is primarily attributed to lower net interest income of $830 thousand or 3.0%, a decrease in noninterest income of $415 thousand or 3.7%, and an increase in noninterest expense of $231 thousand or 0.8%. These amounts were partially offset by a lower provision for loan losses of $553 thousand or 44.0%.

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The decrease in net interest income resulted from a decline in interest income of $1.8 million or 5.4%, partially offset by a decrease in interest expense of $934 thousand or 17.6%. Interest income on loans and investment securities decreased $1.2 million or 4.9% and $564 thousand or 7.7%. Interest expense on deposits decreased $749 thousand or 32.5%.

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Net interest margin was 3.33% for the first six months of 2015, a decrease of eight basis points compared to 3.41% a year earlier. Net interest spread was 3.18% and 3.25% in the current and prior year periods. Overall cost of funds decreased 12 basis points to 0.68%. Net interest margin and spread for the current six months includes $482 thousand of accretion related to a loan purchased at a discount during the first quarter of 2015. Accretion was recognized over the contractual life of the purchased loan, which ended in June 2015. There is no further accretion to be recognized.

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The decrease in the provision for loan losses reflects continued improvement in the credit quality of the loan portfolio. Nonperforming loans, early stage delinquencies, watch list loans, and loans graded as substandard have each declined in the comparison. Historical loss rates have also improved as a result of lower recent charge-off activity.

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Noninterest income was $10.9 million for the current period, a decrease of $415 thousand or 3.7%. The decrease was driven mainly by lower service charges and fees on deposits of $228 thousand or 5.8%, lower allotment processing fees of $227 thousand or 9.0%, and lower income related to the Company’s equity interest in its tax credit partnerships. The Company recorded income of $358 thousand related to these partnerships in the prior year compared to none for the current year.

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The decrease in service charges and fees on deposits was driven by lower overdraft fees of $271 thousand or 11.9% due to volume declines. Allotment processing fees also declined due to lower processing volume.

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The Company had a net gain on the sale of investment securities of $165 thousand in the current period compared to a net loss of $75 thousand for the prior year period. The Company recorded a net gain on the sale of mortgage loans of $338 thousand, up $118 thousand or 53.6%. The net gain on the sale of mortgage loans for the prior year includes a nonrecurring loss of $92 thousand, made up of a $46 thousand loss related to a group of loans reclassified from held for sale to held for investment and a group of loans sold for a loss of $46 thousand.

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Noninterest expenses were $29.0 million, up $231 thousand or 0.8% in the comparison. The most significant components impacting noninterest expense include an increase in salaries and employee benefits of $1.5 million or 10.1% and an increase in data processing and communication expense of $155 thousand or 7.9%, partially offset by a decrease in expenses related to repossessed real estate of $1.2 million or 61.5%.

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Salaries and related payroll taxes increased $724 thousand or 6.0%. Employee benefits increased $758 thousand or 29.8%, driven mainly by claims activity related to the Company’s self-funded health insurance plan and an increase in the actuary-determined postretirement benefit expense. Data processing and communication expense increased mainly due to higher telephone and automated teller expenses. Telephone expense is up due to vendor rate increases effective at the beginning of the year. Automated teller expenses increased due to higher transaction volume.

Farmers Capital Bank Corporation * Page 4 of 7

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The decrease in expenses related to repossessed real estate properties was driven by lower impairment charges of $848 thousand or 60.0% and lower development, maintenance, and operating costs of $280 thousand. The prior year period includes a net loss on the sale of properties of $94 thousand compared with a gain of $9 thousand in the current period.

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Income tax expense was $2.8 million for the current six months, a decrease of $305 thousand or 9.9% compared to $3.1 million for 2014. The effective income tax rates were 26.8% and 27.3% for the current and year-ago periods, respectively. The decrease in the effective income tax rate is mainly attributed to lower pretax income, made up by a higher mix of tax-exempt versus taxable sources of revenue.

Balance Sheet

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Total assets were $1.8 billion at June 30, 2015, a decrease of $64.9 million or 3.6% from March 31, 2015. Cash and cash equivalents decreased $37.2 million or 31.3%. Investment securities and other real estate owned are down $30.8 million or 4.7% and $3.5 million or 11.7%, respectively. Loans increased $5.9 million or 0.6% during the quarter.

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The decrease in cash, cash equivalents, and investment securities is a result of the Company’s overall net funding position, which included a decrease in deposits of $57.2 million or 4.0% and a modest increase in loans.

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Loans outstanding were up $5.9 million or 0.6% for the quarter. This represents the first quarterly increase since the third quarter of 2013. Loans increased during the quarter despite early payoffs of five larger credits totaling $10.3 million. Real estate construction loans were up $9.1 million, followed by commercial loans in the amount of $4.8 million.

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The allowance for loan losses was $12.2 million or 1.31% of loans outstanding at June 30, 2015 compared with $12.6 million or 1.36% at March 31, 2015. Net loan charge-offs were $143 thousand for the current quarter compared with net loan recoveries of $182 thousand for the linked quarter. Net loan charge-offs as a percentage of outstanding loans were 0.02% for the current quarter.

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Nonperforming loans decreased $2.8 million or 7.5% during the quarter, made up of decreases in nonaccrual loans and restructured loans of $1.2 million or 10.7% and $1.6 million or 6.0%, respectively. The decrease in nonperforming loans was driven by principal payments in the amount of $3.9 million. The ratio of nonperforming loans to total loans was 3.7% at June 30, 2015, down from 4.0% at March 31, 2015. This is the lowest level since the third quarter of 2009.

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The decrease in the allowance for loan losses was driven by a combination of a $264 thousand credit to the provision for loan losses and net charge-offs of $143 thousand. The lower allowance reflects further improvement in historical loss rates and overall credit quality.

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Total nonperforming assets were $60.4 million, a decrease of $6.3 million or 9.4% for the quarter. This represents the lowest balance since the third quarter of 2009. Other real estate owned was $26.2 million at quarter-end, a decrease of $3.5 million or 11.7% compared to $29.7 million at the end of the linked quarter. The decrease was driven by sales activity, including one larger-balance residential real estate development property sold for $1.9 million with a related loss of $107 thousand.

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Total deposits were $1.4 billion at quarter-end, a decrease of $57.2 million or 4.0% compared with the linked-quarter. Noninterest bearing deposit balances decreased $6.6 million or 2.2%. Interest bearing deposits decreased $50.6 million or 4.6%. Deposit totals are down partially due to anticipated reductions of several larger balance accounts, including several public funds deposits. Reductions have also occurred as a result of a strategy to lower overall cost of funds by allowing higher-rate time deposits to roll off or reprice to other lower rate deposit products.

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Short-term borrowings were $27.4 million, an increase of $976 thousand or 3.7% from the linked quarter. The increase is attributed to short-term repurchase agreements entered into with commercial depositors during the normal course of business. Long-term borrowings were relatively unchanged at $169 million.

Farmers Capital Bank Corporation * Page 5 of 7

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Shareholders’ equity was $168 million, down $9.6 million compared with $177 million at March 31, 2015. The decrease was driven by the redemption of the remaining portion of the Company’s preferred stock in the amount of $10 million during the quarter. Net income increased shareholders’ equity by $3.5 million, nearly offset by $3.1 million related to other comprehensive income. The decrease in other comprehensive income was attributed to a decrease in the after-tax unrealized gain related to the available for sale investment securities portfolio. The decrease in the after-tax value of the available for sale investment securities portfolio occurred mainly as a result of changes in market interest rates during the quarter, primarily due to increases on longer dated maturities. Generally, as market interest rates increase, the value of fixed rate investments decreases.

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On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for each of the Company’s subsidiary banks exceeds “well-capitalized” and the regulatory capital level for the remaining bank under agreement with its regulatory agencies exceeds the targets established in that agreement.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation * Page 6 of 7

Consolidated Financial Highlights-Unaudited

(In thousands, except per share data)
	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Interest income	$15,721	$15,220	$16,331	$30,941	$32,705
Interest expense	2,148	2,217	2,604	4,365	5,299
Net interest income	13,573	13,003	13,727	26,576	27,406
Provision for loan losses	(264)	(1,545)	(1,388)	(1,809)	(1,256)
Net interest income after provision for loan losses	13,837	14,548	15,115	28,385	28,662
Noninterest income	5,508	5,441	5,991	10,949	11,364
Noninterest expenses	14,474	14,510	14,323	28,984	28,753
Income before income tax expense	4,871	5,479	6,783	10,350	11,273
Income tax expense	1,369	1,405	1,959	2,774	3,079
Net income	$3,502	$4,074	$4,824	$7,576	$8,194

Net income	$3,502	$4,074	$4,824	$7,576	$8,194
Less preferred stock dividends and discount accretion	170	225	563	395	1,100
Net income available to common shareholders	$3,332	$3,849	$4,261	$7,181	$7,094

Basic and diluted net income per common share	$.44	$.51	$.57	$.96	$.95

Averages
Loans, net of unearned interest	$931,768	$923,420	$978,677	$927,617	$986,321
Total assets	1,787,331	1,809,560	1,801,531	1,798,384	1,807,053
Deposits	1,387,982	1,410,344	1,397,502	1,399,101	1,399,763
Shareholders’ equity	176,238	175,973	176,208	176,106	176,048

Weighted average common shares outstanding – basic and diluted	7,492	7,490	7,482	7,491	7,481

Return on average assets	.79%	.91%	1.07%	.85%	.91%
Return on average equity	7.97%	9.39%	10.98%	8.68%	9.39%

	June 30, 2015	March 31, 2015	December 31, 2014
Cash and cash equivalents	$81,622	$118,848	$100,914
Investment securities	622,000	652,753	630,116
Loans, net of allowance of $12,199, $12,606, and $13,968	921,106	914,783	917,975
Other assets	125,685	128,954	133,601
Total assets	$1,750,413	$1,815,338	$1,782,606

Deposits	$1,359,174	$1,416,376	$1,387,161
Federal funds purchased and other short-term borrowings	27,359	26,383	28,590
Other borrowings	169,120	168,660	168,694
Other liabilities	26,983	26,494	25,232
Total liabilities	1,582,636	1,637,913	1,609,677

Shareholders’ equity	167,777	177,425	172,929
Total liabilities and shareholders’ equity	$1,750,413	$1,815,338	$1,782,606

End of period tangible book value per common share[1]	$22.36	$22.30	$21.69
End of period per common share closing price	28.43	23.25	23.29

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

Farmers Capital Bank Corporation * Page 7 of 7